BACTERIN INTERNATIONAL HOLDINGS, INC.

NON-PLAN INDUCEMENT STOCK OPTION GRANT

This Agreement between Bacterin International Holdings, Inc. (the “Company”) and Daniel S. Goldberger (the “Option Holder”) is effective as of the Grant Date.

1.	Grant of Option. The Company hereby grants the Option Holder a Non Qualified Stock Option to purchase 2,000,000 shares of common stock, $0.000001 par value per share, of the Company under the terms of this Agreement (the “Option”) as an inducement grant made pursuant to Section 711(a) of the NYSE MKT Company Guide. This Option satisfies the requirements of Section 2.C of the Employment Agreement between the Company and the Option Holder dated August 14, 2013. For avoidance of doubt, this Option is not issued under the Company’s Amended and Restated Equity Incentive Plan (the “Plan”) and does not reduce the shares available under the Plan. The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2.	Date of Grant. The date of the grant of the Option is August 14, 2013 (the “Grant Date”).

3.	Number and Price of Shares. The number of shares of the Company’s common stock as to which the Option is granted is two million (2,000,000) shares (the “Shares”). The purchase price per Share is $0.60, which was the closing price of the Company’s common stock on the Grant Date.

4.	Vesting. The Option granted hereby shall become vested in and exercisable by Option Holder as set forth in the following schedule:

Number of Shares
Date	Which Become Exercisable

August 15, 2014	400,000
September 15, 2014	33,334
October 15, 2014	33,334
November 15, 2014	33,334
December 15, 2014	33,334
January 15, 2015	33,334
February 15, 2015	33,334
March 15, 2015	33,334
April 15, 2015	33,334
May 15, 2015	33,334
June 15, 2015	33,334
July 15, 2015	33,334
August 15, 2015	33,334
September 15, 2015	33,334
October 15, 2015	33,334
November 15, 2015	33,334
December 15, 2015	33,334
January 15, 2016	33,334
February 15, 2016	33,334
March 15, 2016	33,334
April 15, 2016	33,334
May 15, 2016	33,334
June 15, 2016	33,334
July 15, 2016	33,334
August 15, 2016	33,334
September 15, 2016	33,334
October 15, 2016	33,334
November 15, 2016	33,334
December 15, 2016	33,334
January 15, 2017	33,334
February 15, 2017	33,334
March 15, 2017	33,334
April 15, 2017	33,334
May 15, 2017	33,334
June 15, 2017	33,334
July 15, 2017	33,334
August 15, 2017	33,334
September 15, 2017	33,334
October 15, 2017	33,334
November 15, 2017	33,334
December 15, 2017	33,334
January 15, 2018	33,334
February 15, 2018	33,334
March 15, 2018	33,334
April 15, 2018	33,334
May 15, 2018	33,334
June 15, 2018	33,334
July 15, 2018	33,334
August 15, 2018	33,302

Stock Option Agreement with Daniel Goldberger	DATE: August 14, 2013

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In order to be eligible to exercise the Option in accordance with the vesting schedule, the Option Holder must have been continuously employed by the Company from the Grant Date of the Option until the date specified in the vesting schedule.

Acceleration of Exercisability. Upon a Change in Control (defined below) of the Company, then (i) the entire Option shall immediately be 100% vested without regard to the schedule contained in this Option Agreement and (ii) the entire Option shall become immediately exercisable in full during its remaining term. The Option Holder may exercise the Option at any time immediately after or concurrently with a Change in Control regardless of whether all conditions of exercise have been satisfied.

5.	Manner of Exercise. The vested portion of the Option may be exercised by delivery to the Company of (i) a written notice of exercise, specifying the number of Shares with respect to which such Option is exercised, and (ii) payment in full of the exercise price and any liability the Company may have for withholding of federal, state or local income or other taxes incurred by reason of the exercise of the Option.

Stock Option Agreement with Daniel Goldberger	DATE: August 14, 2013

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6.	Legends. Certificates representing shares of common stock of the Company acquired upon exercise of this Option may contain a legend restricting transfer of the stock until there has been compliance with applicable federal and state securities laws.

7.	Term. Unless terminated earlier pursuant to Section 8 below, the Option will expire ten (10) years from the Grant Date on August 14, 2023.

8.	Effect of Termination of Employment. The Option shall not be transferable by the Option Holder except by will or pursuant to the laws of descent and distribution. The Option is exercisable during the Option Holder’s lifetime only by the Option Holder, or in the event of disability or incapacity, by his guardian or legal representative. In the event of termination of the Option Holder’s employment other than for Cause (including without limitation by reason of the Option Holder’s death or disability which results in the Option Holder’s inability to perform substantially all of the duties of his position for more than 120 consecutive days) or resignation of the Option Holder for Good Reason (as those terms are defined below) the Option will expire ninety (90) days after the effective date of cessation of the Option Holder’s employment. In the event of termination of the Option Holder’s employment for Cause or the Option Holder’s resignation for other than Good Reason, the Option will expire at the effective date and time of cessation of the Option Holder’s employment.

9.	Definitions.

“Cause.” For all purposes under this Agreement, “Cause” is defined as (i) gross negligence or willful misconduct in the performance of the Option Holder’s duties and responsibilities to the Company; (ii) commission of any act of fraud, theft, embezzlement, financial dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company; (iii) conviction of, or pleading guilty or nolo contendere to, any felony or a lesser crime involving dishonesty or moral turpitude; or (iv) material breach by the Option Holder of any obligations under any written agreement or covenant with the Company.

“Good Reason.” For all purposes under this Agreement, “Good Reason” is defined as the Option Holder’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without the Option Holder’s express written consent: (i) a material reduction of the Option Holder’s duties, authority or responsibilities, relative to the Option Holder’s duties, authority or responsibilities in effect immediately prior to such reduction; (ii) a material reduction in the Option Holder’s base compensation; or (iii) a material breach by the Company under any written agreement or covenant with the Option Holder; provided, however that the Option Holder does not resign for Good Reason without first providing the Company with written notice within thirty (30) days of the event that the Option Holder believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice during which such condition shall not have been cured.

“Change of Control.” For all purposes under this Agreement, “Change of Control” of the Company is defined as:

(a)       a sale, transfer or disposition of all or substantially all of the Company’s assets other than to (A) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (B) a corporation or other entity owned directly or indirectly by the holders of capital stock of the Company in substantially the same proportions as their ownership of Company common stock, or (C) an Excluded Entity (as defined below); or

Stock Option Agreement with Daniel Goldberger	DATE: August 14, 2013

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(b)       any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction with or into an Excluded Entity, being another corporation, entity or person in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding in the continuing entity or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction; or

(c)       any acquisition of at least a majority of the shares of voting capital stock of the Company by any corporation, entity or person or group of corporations, entities or persons acting in concert, other than an Excluded Entity.

For the avoidance of doubt, a liquidation, dissolution or winding up of the Company or change in the state of the Company’s incorporation shall not constitute a Change of Control event for purposes of this Agreement.

10.	Adjustments for Stock Splits and Dividends. If the Company shall at any time increase or decrease the number of its outstanding shares of common stock or change in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the stock, then in relation to the stock that is affected by one or more of the above events, the numbers, rights and privileges of the shares underlying this Option shall be increased, decreased or changed in like manner (in accordance with the rules governing modifications, extensions, substitutions and assumptions of stock rights described in Treas. Reg. § 1.409A-1(b)(5)(v)(D)) as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence; provided, however, that no adjustment shall require the Company to issue a fractional share under any circumstance, and the total adjustment shall be limited by deleting any fractional share.

IN WITNESS WHEREOF, this Agreement is effective as of the Grant Date.

BACTERIN INTERNATIONAL HOLDINGS, INC.

By:	/s/ John Gandolfo
John Gandolfo, CFO

OPTION HOLDER

/s/ Daniel Goldberger
Daniel Goldberger

Stock Option Agreement with Daniel Goldberger	DATE: August 14, 2013

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